Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
eHealth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,350,000	$5.42	$7,317,000(4)	0.0001476	$1,079.98
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	300,000(2)	$5.42	$1,626,000(4)	0.0001476	$240.00
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	500,000(3)	$4.607	$2,303,500(5)	0.0001476	$340.00

Total Offering Amounts					$11,246,500		$1,659.98
Total Fee Offsets							$—
Net Fee Due							$1,659.98

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable with respect to the securities identified in the above table under the registrant’s 2024 Equity Incentive Plan (the “2024 Equity Plan”) and the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)    This subtotal represents the registration of up to a maximum of 300,000 shares of Common Stock that may become issuable under the 2024 Equity Plan pursuant to its terms as a result of (A) any shares that, as of immediately before the termination or expiration of the registrant’s 2014 Equity Plan, as amended (the “2014 Equity Plan”), have been reserved but not issued under any 2014 Equity Plan awards and are not subject to any awards granted under the 2014 Equity Plan, plus (B) any shares subject to awards granted under the 2014 Equity Plan that, after the 2014 Equity Plan is terminated or expired, expire or otherwise terminate without having been exercised or issued in full or are forfeited to or repurchased by the registrant due to failure to vest.

(3)    Represents an increase of 500,000 shares of Common Stock reserved for issuance under the 2020 ESPP.

(4)    Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.42 per share, which is the average of the high and low prices per share of the registrant’s Common Stock on the Nasdaq Global Select Market reported as of July 31, 2024.

(5)    Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.607 per share, which is the average of the high and low prices per share of the registrant’s Common Stock on the Nasdaq Global Select Market reported as of July 31, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.